Exhibit 99.1

Contact:	Barbara Bower
Derek McClain
Trammell Crow Company
(214) 863-3000

FOR IMMEDIATE RELEASE

TRAMMELL CROW COMPANY REPORTS FINANCIAL RESULTS

FOR FIRST QUARTER OF 2006

Global Services Profits up Sharply

DALLAS, Texas, April 27, 2006 — Trammell Crow Company (NYSE:TCC), one of the world’s largest diversified commercial real estate services companies, today announced its financial results for the quarter ended March 31, 2006.  Diluted earnings per share for the first quarter of 2006 were $0.10, compared to diluted EPS of $0.06 for the first quarter of 2005.

Consolidated Results

Revenues for the first quarter of 2006 totaled $218.1 million, up 22% from revenues of $178.6 million for the corresponding quarter of 2005.  Net income for the first quarter of 2006 was $3.7 million, compared to net income of $2.1 million for the first quarter of 2005.  EBITDA increased from $7.3 million for the first quarter of 2005 to $10.2 million for the first quarter of 2006.

Commenting on the quarter, Robert Sulentic, the company’s Chairman and Chief Executive Officer, noted, “We are pleased that the revenue momentum we enjoyed in 2005 has carried over into 2006.  Our Global Services business generated very favorable quarter-

over-quarter comparisons, and our Development and Investment business continued to build toward what we expect to be a very strong showing in 2006.

“Aside from strong increases in Global Services revenues, our first quarter results were impacted, in different directions, by two factors worth noting.  First, we experienced a sharp increase in employee medical costs in the quarter.  Second, we enjoyed income from the cumulative effect of a change in accounting principle.”

The sharp increase in employee medical costs was reflected in the company’s first quarter 2006 operating expenses.  The difference in experience versus the first quarter of the prior year adversely impacted the quarter-to-quarter earnings per share comparison by approximately $0.05.  The company is self-insured for employee medical costs with third-party stop-loss insurance for large individual claims.  The first quarter experience was out of line with recent historical experience.  The overwhelming majority of this expense increase was borne by the Global Services segment.

The income from cumulative effect of a change in accounting principle is due to the implementation of FASB Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006, and represents the after-tax amount expensed prior to January 1, 2006, on account of all unvested restricted stock that the company estimates will ultimately be forfeited.  Prior to that date, the company had accounted for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby benefits of forfeitures (reversals of previously recognized expense) were recognized only when shares were actually forfeited and no reductions to current period expense were made on account of estimated future forfeitures.  The first quarter of 2006 cumulative effect of this change in accounting principle, net of income taxes, benefited net income by $0.03 per share.

Segment Results

Global Services segment revenues increased 23% from $169.2 million for the first quarter of 2005 to $208.2 million for the first quarter of 2006.  The segment posted income before income taxes of $10.7 million for the first quarter of 2006 compared to income before income taxes of $5.6 million for the first quarter of the prior year, an increase of 91%.  Global Services EBITDA increased from $7.7 million in 2005’s first quarter to $13.1 million in the first quarter of 2006.

Mr. Sulentic noted, “Global Services’ revenue growth was fueled by nice increases in revenues from all user services, but in particular from corporate advisory services, which captures all of the brokerage work we do for user clients, primarily tenant representation.  Corporate advisory services revenues increased 86% from the first quarter of 2005 to the first quarter of 2006.  The outsourcing business also fueled growth in other user services revenues, as facilities management revenues and project management revenues increased 18% and 17%, respectively, from 2005’s first quarter.  With respect to the services we perform for real estate investor clients, brokerage revenues from investor clients increased 11%, fueled primarily by increases in project leasing.  Looking at brokerage in total (for both user and investor clients), revenues increased 46%.”

 Global Services’ results were favorably impacted by an increase in income from unconsolidated subsidiaries, which increased from $0.7 million for the first quarter of 2005 to $2.8 million for the first quarter of 2006.  This reflects, among other things, the company’s increased investment in Savills plc (made in April 2005).  For the first quarter of 2006, this amount also includes the company’s share of the operating results of Trammell Crow Meghraj, the company’s Indian affiliate (investment made in October 2005), and of Trammell Crow Company Krombach Partners, the affiliate through which the company provides services in the St. Louis area (formed in October 2005).

The Development and Investment segment posted a loss before income taxes of $4.6 million for the first quarter of 2006, compared with a loss before income taxes of $2.3 million for the first quarter of 2005.  Segment operating expenses increased 17%, from $16.2 million in the first quarter of 2005 to $18.9 million in the first quarter of 2006.  The increase reflects investments in additional personnel to drive and support growth and increases in real estate operating expenses, interest, and depreciation and amortization associated with increased real estate development and investment activity.

With regard to the Development and Investment segment, Mr. Sulentic noted, “The Development and Investment segment’s first quarter financial performance was consistent with our expectations.  This segment’s 2006 profit contribution should be concentrated toward the end of the year, in line with our historical pattern.  Activity levels are high.  Our in process inventory continues to grow, reaching $4.0 billion at the end of the first quarter, up from $3.6 billion at year-end 2005.  We have a number of projects in process that we expect to make large profit contributions in 2006 and 2007.”

FAS 144 — Income from Discontinued Operations

The financial tables attached to the release reflect the impact of FASB Statement of Financial Accounting Standards No. 144, Accounting for Impairment or Disposal of Long-Lived Assets (“FAS 144”).  As the company has noted in the past, the provisions of FAS 144 require, among other things, that the company classify most of its gains on dispositions of real estate as income from discontinued operations rather than as revenue benefiting income from continuing operations.  Management believes that the characterization of these gains as income from discontinued operations may create the inaccurate impression that the company is exiting this business.  The company has been engaged in the business of developing and selling real estate projects for the entire duration of its public company existence, and that activity is central to its long-term strategy.  The issues surrounding discontinued operations reporting for this recurring part of the company’s business are exacerbated by the fact that the gains characterized as income from discontinued operations are not shown net of substantial indirect expenses associated with production of these gains.  These indirect expenses include incentive and other compensation expense of Development and Investment segment personnel, and even fund-level minority interest associated with the gains, that are being borne by income from continuing operations.  Management believes that considering the gains as income from discontinued operations rather than as revenue benefiting income from continuing operations results in a failure to match the gains and related expenses.  For all periods discussed, all of the company’s income from discontinued operations has been reported as such solely due to the application of FAS 144, and the company has had no discontinued operations in the pre-FAS 144 sense.

Stock Repurchases

On February 22, 2006, the company announced that its Board of Directors had authorized management to purchase up to $50 million of its common stock in open market purchases or privately negotiated transactions.  Through March 31, 2006, the company had repurchased 862,000 shares of stock for an aggregate cost of approximately $28.9 million.

Balance Sheet Commentary

At March 31, 2006, the company’s cash and cash equivalents were $40.6 million and it had outstanding borrowings of $87.0 under its $175 million line of credit and related short-term facility.  These amounts compare to cash and cash equivalents and line of credit borrowings of $76.9 million and $35.0 million, respectively, at December 31, 2005.  The decrease in cash and increase in borrowings from year-end was consistent with the company’s historical pattern and consistent with its expectations.  In the first quarter of each year, the company makes significant incentive compensation and tax payments on account of the prior year’s activity.  In addition, as noted above, the company used approximately $28.9 million of cash in this year’s first quarter to repurchase its own shares.

Outlook

Commenting on the outlook for 2006, Mr. Sulentic said, “When we reported on our results for 2005, we noted that we were encouraged both by the specific outlook for our businesses and the general conditions in our sector.  Nothing has changed in that regard.  We are very encouraged by the revenue momentum in our Global Services business and by activity levels in our Development and Investment business. We also indicated at that time our expectation that we should post earnings per share growth in 2006 approaching the 20% range, with both segments expected to contribute to that growth and with 2006 to be a particularly strong year for the Development and Investment segment.  We still expect the year to unfold in accordance with that guidance.”

At 11:00 a.m., Eastern Time, today, Mr. Sulentic and other members of company management will host a Webcast conference call to review the company’s first quarter results.

The call may be accessed via the Investor Relations section of Trammell Crow Company’s Web site at www.trammellcrow.com.  A replay of the call will also be accessible in the same manner through May 4th.

Founded in 1948, Trammell Crow Company is one of the largest diversified commercial real estate services companies in the world. The company provides brokerage, project management, building management, and development and investment services to both investors in and users of commercial real estate. In addition to its full service offices located throughout the United States, the company has offices in Canada, Europe, Asia and Latin/South America focused on the delivery of real estate services to user clients. The company delivers brokerage services outside the United States through strategic alliances with leading providers - in Europe and Asia, through Savills, plc, a leading property services company based in the United Kingdom; and in Canada, through JJ Barnicke, a leading Canadian real estate services provider. The company delivers building management, brokerage, and project management services in India through Trammell Crow Meghraj, India’s leading property services company jointly owned by the company and certain international partners.  Trammell Crow Company is traded on the New York Stock Exchange under the ticker symbol “TCC” and is located on the World Wide Web at www.trammellcrow.com.

All references to “EBITDA” in this press release are to earnings before interest, income taxes, depreciation and amortization.  The statements of income and summarized segment data attached to this press release contain reconciliations of EBITDA to net income and income before income taxes.

Certain statements contained in this press release, including without limitation statements containing the words “believe,” “anticipate,” “attainable,” “forecast,” “will,” “may,” “expect(ation),” “envision,” “project,” “budget,” “objective,” “goal,” “target(ing),” “estimate,” “could,” “should,” “would,” “conceivable,” “intend,” “possible,” “prospects,” “foresee”, “look(ing) for,” “look to” and words of similar import, are forward-looking statements within the meaning of the federal securities laws.  Such forward-looking statements involve known and unknown risks, uncertainties and other matters which may cause the actual results, performance or achievements of the company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks, uncertainties and other matters include, but are not limited to (i) the ability of the company to retain its major customers and renew its contracts, (ii) the ability of the company to attract new user and investor customers, (iii) the ability of the company to manage fluctuations in net earnings and cash flow which could result from the company’s participation as a principal in real estate investments, (iv) the company’s ability to continue to pursue its growth strategy, (v) the company’s ability to pursue strategic acquisitions on favorable terms and manage challenges and issues commonly encountered as a result of those acquisitions, (vi) the company’s ability to compete in highly competitive national and local business lines, (vii) the company’s ability to attract and retain qualified personnel in all areas of its business (particularly senior management), (viii) the timing of individual transactions, (ix) the ability of the company to identify, implement and maintain the benefit of cost reduction measures and achieve economies of scale and (x) the ability of the company to compete effectively in the international arena and manage the risks of operating in the international arena (including foreign currency exchange risk).  In addition, the company’s ability to achieve certain anticipated results will be subject to other factors affecting the company’s business that are beyond the company’s control, including but not limited to general economic conditions (including interest rates, the cost and availability of capital for investment in real estate, clients’ willingness to make real estate commitments and other factors impacting the value of real estate assets), the effect of government regulation on the conduct of the company’s business and the threat of terrorism and acts of war.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  The company disclaims any obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the company’s expectation with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.  Reference is hereby made to the disclosures contained under in “Item 1A. Risk Factors” of the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2006.

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